Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TRADEWEB MARKETS INC.

The present name of the corporation is Tradeweb Markets Inc. (the “Corporation”). The Corporation was incorporated under the name “Tradeweb Markets Inc.” by the filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware on November 7, 2018. This Amended and Restated Certificate of Incorporation of the Corporation, which amends, restates and integrates the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

Article I

Section 1.1      Name. The name of the Corporation is Tradeweb Markets Inc. (the “Corporation”).

Article II

Section 2.1      Address. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

Article III

Section 3.1     Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV

Section 4.1     Capitalization. The total number of shares of all classes of stock that the Corporation shall have authority to issue is [•] shares, consisting of: (i) [•] shares of preferred stock, with the par value of $0.00001 per share (the “Preferred Stock”) and (ii) [•] shares of common stock, divided into (a) [•] shares of Class A common stock, with the par value of $0.00001 per share (the “Class A Common Stock”), (b) [•] shares of Class B common stock, with the par value of $0.00001 per share (the “Class B Common Stock” and, together with Class A Common Stock, the “Economic Common Stock”), (c) [•] shares of Class C common stock, with the par value of $0.00001 per share (the “Class C Common Stock”), and (d) [•] shares of Class D common stock, with the par value of $0.00001 per share (the “Class D Common Stock” and, together with the Class C Common Stock, the “Non-Economic Common Stock” and collectively with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the “Common Stock”).

Section 4.2      Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(i)       in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the voluntary exchange or automatic conversion of all outstanding shares of Class B Common Stock, (y) the redemption (or alternatively, exchange), pursuant to Article XI of the LLC Agreement, of all Common Units included in all outstanding Class C Paired Interests and Class D Paired Interests, and (z) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock;

(ii)      in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the redemption (or alternatively, exchange), pursuant to Article XI of the LLC Agreement, of all Common Units included in all outstanding Class D Paired Interests; and

(iii)     in the case of Class C Common Stock, the number of shares of Class C Common Stock issuable in connection with the voluntary exchange or automatic conversion of all outstanding shares of Class D Common Stock.

Section 4.3      Preferred Stock.

(i)      The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(ii)     Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

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Section 4.4      Common Stock.

(i)      Voting Rights.

(1)       Each holder of Class A Common Stock or Class C Common Stock, as such, will be entitled to one vote for each share of Class A Common Stock or Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class B Common Stock or Class D Common Stock, as such, will be entitled to ten votes for each share of Class B Common Stock or Class D Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(2)       The holders of (a) the outstanding shares of Class A Common Stock and Class C Common Stock, voting together as a single class, shall be entitled to vote separately upon any amendment to this Amended and Restated Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences, or special rights of such classes of Common Stock in a manner that is disproportionately adverse as compared to the Class B Common Stock or Class D Common Stock and (b) the outstanding shares of Class B Common Stock and Class D Common Stock, voting together as a single class, shall be entitled to vote separately upon any amendment to this Amended and Restated Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences, or special rights of such classes of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock or Class C Common Stock, it being understood that any merger, consolidation or other business combination shall not be deemed an amendment hereof if such merger, consolidation or other business combination (x) constitutes a Disposition Event in which holders of Paired Interests are required to exchange such Paired Interests pursuant to Section 10.07 of the LLC Agreement in such Disposition Event and receive consideration in such Disposition Event in accordance with the terms of the LLC Agreement as in effect prior to such Disposition Event or (y) would be permitted by Section 4.4(iv).

(3)       Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by applicable law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.

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(ii)     Dividends; Stock Splits or Combinations.

(1)       Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Economic Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock of the Corporation, dividends and other distributions may be declared and paid on the Economic Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(2)       Dividends or distributions of cash, property or shares of capital stock of the Corporation may not be declared or paid on the Class A Common Stock unless a dividend or distribution of the same amount and same type of cash, property or shares of capital stock of the Corporation (or combination thereof) is concurrently declared or paid on the Class B Common Stock; provided, however, the dividends of Class A Common Stock of the Corporation may only be paid to holders of Class A Common Stock. Dividends or distributions of cash, property or shares of capital stock of the Corporation may not be declared or paid on the Class B Common Stock unless a dividend or distribution of the same amount and same type of cash, property or shares of capital stock of the Corporation (or combination thereof) is concurrently declared or paid on the Class A Common Stock; provided, however, the dividends of Class B Common Stock of the Corporation may only be paid to holders of Class B Common Stock.

(3)       Except as provided in Section 4.4(ii)(4) with respect to stock dividends, dividends or distributions of cash, property or shares of capital stock of the Corporation may not be declared or paid on the Non-Economic Common Stock.

(4)       In no event will any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Common Units and in each of clause (a) and (b), with corresponding changes made with respect to any other exchangeable or convertible securities. Subject to Section 4.4(ii)(2) above, stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(5)       Notwithstanding anything to the contrary herein, if a dividend in the form of capital stock of a subsidiary of the Corporation is declared or paid on the Class A Common Stock and the Class B Common Stock, the relative per share voting rights of the capital stock of such subsidiary so distributed in respect of the Class A Common Stock and the Class B Common Stock shall be in the same proportion as the relative voting rights of a share of Class A Common Stock and a share of Class B Common Stock.

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(iii)    Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Economic Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Economic Common Stock held by each such holder. Without limiting the rights of the holders of Non-Economic Common Stock to have their Common Units redeemed (or alternatively, exchanged) for shares of Economic Common Stock in accordance with Article XI of the LLC Agreement (or for the consideration payable in respect of shares of Economic Common Stock in such voluntary or involuntary liquidation, dissolution or winding up), the holders of shares of Non-Economic Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(iv)    Merger, Consolidation, Tender or Exchange Offer.

(1)       Except as expressly provided in this Article IV, the Economic Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, and the Non-Economic Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

(2)       Without limiting the generality of Section 4.4(iv)(1):

(i)       in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of the Class B Common Stock and the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of the Class B Common Stock, and the holders of the Class C Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of the Class D Common Stock and the holders of the Class C Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of the Class D Common Stock; and

(ii)       in the event of (a) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (b) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of the Class B Common Stock and the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of the Class B Common Stock, and the holders of the Class C Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of the Class D Common Stock and the holders of the Class C Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of the Class D Common Stock;

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provided, that, for the purposes of the foregoing clauses (i) and (ii) of this Section 4.4(iv)(2) and notwithstanding Section 4.4(iv)(1), (A) in the event any such consideration includes securities, (I) the consideration payable to holders of Class A Common Stock shall be deemed the same form of consideration and at least the same amount of consideration on a per share basis as the holders of Class B Common Stock on a per share basis if the only difference in the per share distribution to the holders of Class B Common Stock is that the securities distributed to such holders have not more than ten times the voting power of any securities distributed to the holders of Class A Common Stock and (II) the consideration payable to holders of Class C Common Stock shall be deemed the same form of consideration and at least the same amount of consideration on a per share basis as the holders of Class D Common Stock on a per share basis if the only difference in the per share distribution to the holders of Class D Common Stock is that the securities distributed to such holders have not more than ten times the voting power of any securities distributed to the holders of Class C Common Stock (in each case, so long as such securities issued to the holders of Class B Common Stock or the Class D Common Stock, as the case may be, remain subject to automatic conversion on terms no more favorable to such holders than those set forth in Section 5.1(ii)) and (B) payments under or in respect of the tax receivable or similar agreement entered by the Corporation from time to time with any holders of Common Stock and/or securities of the Company shall not be considered part of the consideration payable in respect of any share of Common Stock.

Article V

Section 5.1     Voluntary Exchange, Automatic Conversion and Redemption.

(i)     Voluntary Exchange of Class B Common Stock and Class D Common Stock.

(1)       Each share of Class B Common Stock or Class D Common Stock may be voluntarily exchanged for one fully paid and non-assessable share of Class A Common Stock or Class C Common Stock, respectively, at any time at the option of the holder of such share of Class B Common Stock or Class D Common Stock. In order to exercise the voluntary exchange privilege, the holder of any shares of Class B Common Stock or Class D Common Stock to be exchanged shall present and surrender the certificate or certificates representing such shares (if certificated) during usual business hours at the principal executive offices of the Corporation or, if any agent for the registration or transfer of shares of Common Stock is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent accompanied by written notice that the holder elects to voluntarily exchange the shares of Class B Common Stock or Class D Common Stock, as applicable, represented by such certificate or certificates, to the extent specified in such notice. If required by the Corporation, any certificate for shares of Class B Common Stock or Class D Common Stock surrendered for exchange shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation and the Transfer Agent duly executed by the holder of such shares or such holder’s duly authorized representative. As promptly as practicable after the receipt of such notice and the surrender of the certificate or certificates representing such shares of Class B Common Stock or Class D Common Stock as aforesaid and in any event within three (3) Business Days of the receipt of such notice and certificates (such date, the “Exchange Date”), if such shares are certificated, the Corporation shall issue and deliver at such office to such holder, or on such holder’s written order, the number of shares of Class A Common Stock or Class C Common Stock, as applicable, deliverable upon such exchange, registered in the name of such holder and if the Class A Common Stock or Class C Common Stock shares are certificated, a certificate representing such shares. To the extent such shares of Class B Common Stock or Class D Common Stock as aforesaid are settled through the facilities of The Depository Trust Company, the Corporation shall, upon such holder’s written order, issue and deliver on the Exchange Date the number of full shares of Class A Common Stock or Class C Common Stock, as applicable, issuable upon the exchange of such shares through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such holder. Each exchange of shares of Class B Common Stock or Class D Common Stock shall be deemed to have been effected (i) immediately prior to the close of business on the Exchange Date, or (ii) such later date specified in or pursuant to such notice, and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock or Class C Common Stock shall be issuable upon such exchange as aforesaid shall be deemed to have become on said date the holder or holders of record of the shares represented thereby.

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(2)       Notwithstanding anything in this Section 5.1(i) to the contrary, any holder may withdraw or amend a notice of exchange, in whole or in part, prior to the effectiveness of the exchange, at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Exchange Date (or any such later time as may be required by applicable law) by delivery of a written notice of withdrawal to the Corporation or the Transfer Agent, as applicable, specifying (x) if applicable, the certificate numbers of the withdrawn shares of Class B Common Stock or Class D Common Stock, (y) the number of shares of Class B Common Stock or Class D Common Stock (if any) as to which the notice of exchange remains in effect and (z) if the holder so determines, a new exchange date or any other new or revised information permitted in a notice of exchange. A notice of exchange may specify that (I) in the case of an exchange of shares of Class B Common Stock or Class D Common Stock into shares of Class A Common Stock or Class C Common Stock, respectively, such exchange is to be contingent (including as to timing) on (A) the Corporation and/or the holder having entered into valid and binding agreement with a third party for the sale of such shares of Class A Common Stock or Class C Common Stock, which agreement is subject to customary closing conditions for delivery of such shares of Class A Common Stock or Class C Common Stock by the Corporation or the holder, as applicable, to such third party, and/or (B) the closing of an announced merger, consolidation or other transaction or event in which such shares of Class A Common Stock or Class C Common Stock would be exchanged or converted or become exchangeable or convertible into cash or other securities or property, and/or (II) in the case of an exchange of Class B Common Stock into shares of Class A Common Stock, such exchange is to be contingent (including as to timing) on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such exchange.

(ii)     Automatic Conversion of Class B Common Stock and/or Class D Common Stock.

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(1)       Each outstanding share of Class B Common Stock and Class D Common Stock will, automatically and without further action on the part of the Corporation or any holder of Class B Common Stock or Class D Common Stock, convert into one fully paid and non-assessable share of Class A Common Stock and Class C Common Stock, respectively, (a) immediately prior to any Transfer of such Class B Common Stock or Class D Common Stock, as applicable, by the initial registered holder thereof, other than a Transfer to any Permitted Transferee of such holder, or (b) upon the occurrence of the Triggering Event.

(2)       Without prejudice to the provisions of Section 5.1(ii)(1), immediately prior to the occurrence of any Recalculation Event that would cause any BHC Holder that holds Class D Common Stock to hold Voting Securities in excess of the Voting Limit, the Required Amount of outstanding shares of Class D Common Stock of such BHC Holder will, automatically and without further action on the part of the Corporation or any holder, convert into an equivalent amount of fully paid and non-assessable shares of Class C Common Stock.

(3)       Upon any conversion pursuant to this Section 5.1(ii), the certificate or certificates that represented the shares of Class B Common Stock or Class D Common Stock immediately prior to their conversion, shall, automatically and without further action on the part of the Corporation, represent the same number of shares of Class A Common Stock or Class C Common Stock, respectively, without the need for surrender or exchange thereof. Without prejudice to the foregoing sentence, as promptly as practicable following a conversion pursuant to this Section 5.1(ii), and in any event no less frequently than once per calendar quarter and as of the record date of any vote of the stockholders of the Corporation or at the reasonable request of any stockholder, the Corporation shall cause the share registry of the Corporation to be updated to reflect any conversions that have occurred pursuant to this Section 5.1(ii) and shall deliver or cause to be delivered to any holder whose shares of Class B Common Stock or Class D Common Stock have been converted, the number of shares of Class A Common Stock or Class C Common Stock deliverable upon such conversion, as applicable, registered in the name of such holder and if the Class A Common Stock or Class C Common Stock shares are certificated, a certificate representing such shares. To the extent such shares are settled through the facilities of The Depository Trust Company, the Corporation will, upon the written instruction of such holder, deliver the shares of Class A Common Stock or Class C Common Stock deliverable to such holder, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such holder. Each share of Class B Common Stock and Class D Common Stock that is converted pursuant to this Section 5.1(ii) shall thereupon be, automatically and without further action on the part of the Corporation or its holder, retired and may not be reissued and the Corporation shall make such filings with the State of Delaware as are necessary to cancel such shares.

(4)       The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock and Class D Common Stock and the general administration of its multi-class common stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock or Class D Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock or Class D Common Stock, as applicable, and to confirm that a conversion to Class A Common Stock or Class C Common Stock, respectively, has not occurred.

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(iii)     Unexchanged or Unconverted Class B Common Stock and Class D Common Stock. If fewer than all of the shares of Class B Common Stock or Class D Common Stock evidenced by a certificate or certificates surrendered to the Corporation or Transfer Agent, as applicable, are voluntarily exchanged or converted, the Corporation shall execute and deliver to or cause to be delivered to, or upon the written order of, the holder of such certificate or certificates a new certificate or certificates evidencing the number of shares of Class B Common Stock or Class D Common Stock which are not exchanged or converted, without charge to the holder.

(iv)     Retirement of Class B Common Stock and Class D Common Stock. Upon a voluntary exchange or automatic conversion of Class B Common Stock or redemption of Common Units included in Class D Paired Interests, such Common Stock shall, automatically and without further action on the part of the Corporation or its holder, be retired and may not be reissued and the Corporation shall make such filings with the State of Delaware as are necessary to cancel such shares.

(v)      No Conversion or Voluntary Exchange Rights of Class A Common Stock and Class C Common Stock. The Class A Common Stock and Class C Common Stock shall not have any voluntary exchange rights and shall not be convertible.

(vi)     Reservation of Shares of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purposes of (I) voluntary exchanges or automatic conversions of Class B Common Stock, the number of shares of Class A Common Stock that are issuable upon voluntary exchange or automatic conversion of all outstanding shares of Class B Common Stock, (II) redemption (or alternatively, exchange), pursuant to Article XI of the LLC Agreement, of Common Units included in Class C Paired Interests, the number of shares of Class A Common Stock that are issuable upon redemption (or alternatively, exchange) of all Common Units included in all outstanding Class C Paired Interests, (III) redemption (or alternatively, exchange), pursuant to Article XI of the LLC Agreement, of Common Units included in Class D Paired Interests, the number of shares of Class A Common Stock that are issuable upon redemption (or alternatively, exchange) of all Common Units included in all outstanding Class D Paired Interests and (IV) the exercise of outstanding options, warrants and other exchange, conversion or similar rights for Class A Common Stock, the number of shares of Class A Common Stock that are then issuable upon the exercise of such options, warrants and other exchange, conversion or similar rights. The Corporation covenants that all the shares of Class A Common Stock that are issued upon such exchange or conversion of such Class B Common Stock, redemption (or alternatively, exchange) of Common Units and exercise of options, warrants and other rights will, upon issuance, be validly issued, fully paid and non-assessable.

(vii)    Reservation of Shares of Class B Common Stock. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class B Common Stock, solely for the purposes of redemption (or alternatively, exchange), pursuant to Article XI of the LLC Agreement, of Common Units included in Class D Paired Interests, the number of shares of Class B Common Stock that are issuable upon redemption (or alternatively, exchange) of all Common Units included in all outstanding Class D Paired Interests. The Corporation covenants that all the shares of Class B Common Stock that are issued upon such redemption (or alternatively, exchange) of Common Units will, upon issuance, be validly issued, fully paid and non-assessable.

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(viii)    Reservation of Shares of Class C Common Stock. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class C Common Stock, solely for the purposes of voluntary exchange or automatic conversions of Class D Common Stock, the number of shares of Class C Common Stock that are issuable upon such exchange or conversion of all outstanding shares of Class D Common Stock. The Corporation covenants that all the shares of Class C Common Stock that are issued upon such exchange or conversion of Class D Common Stock will, upon issuance, be validly issued, fully paid and non-assessable.

(ix)      Retirement of Non-Economic Common Stock. In the event that no Class D Paired Interests remain exchangeable for shares of Economic Common Stock, the Class D Common Stock shall automatically and without further action on the part of the Corporation or its holder be transferred to the Corporation for no consideration, and the Board shall take all necessary action to retire such shares. Shares of Class D Common Stock that are transferred, repurchased, exchanged or otherwise acquired by the Corporation shall not be reissued. In the event that no Class C Paired Interests remain exchangeable for shares of Class A Common Stock, the Class C Common Stock shall automatically and without further action on the part of the Corporation or its holder be transferred to the Corporation for no consideration, and the Board shall take all necessary action to retire such shares. Shares of Class C Common Stock that are transferred, repurchased, exchanged or otherwise acquired by the Corporation shall not be reissued. In the event that any outstanding share of Non-Economic Common Stock shall cease to be held by a holder of Common Units, such share shall automatically and without further action on the part of the Corporation or its holder be transferred to the Corporation for no consideration, and the Board shall take all necessary action to retire such shares and such shares shall cease to be outstanding and may not be reissued by the Corporation.

(x)       Distributions with Respect to Voluntarily Exchanged or Automatically Converted Shares. No voluntary exchange or automatic conversion pursuant to this Article V shall impair the right of the exchanging or converting holder to receive any dividends or other distributions payable on shares so exchanged or converted in respect of a record date that occurs prior to the effective time for such exchange or conversion. For the avoidance of doubt, no exchanging or converting holder shall be entitled to receive, in respect of a single record date, dividends or other distributions both on shares that are exchanged or converted by such holder and on shares received by such holder in such exchange or conversion.

(xi)      Redemption of Common Units Included in Class C Paired Interests or Class D Paired Interests. The Common Units that are included in a Class C Paired Interest or Class D Paired Interest may be redeemed (or alternatively, exchanged) at any time and from time to time for shares of Class A Common Stock or Class B Common Stock, as the case may be, in accordance with Article XI of the LLC Agreement. The shares of Class C Common Stock or Class D Common Stock corresponding with such Common Unit that is redeemed (or alternatively, exchanged), shall, automatically and without further action on the part of the Corporation or its holder, be transferred to the Corporation for no consideration, and the Board shall take all necessary action to retire such shares and such shares shall cease to be outstanding and may not be reissued by the Corporation.

(xii)     Taxes. The issuance of shares of Economic Common Stock upon the exercise by holders of shares of Non-Economic Common Stock of their right under Article XI of the LLC Agreement to redeem (or alternatively, exchange) Paired Interests will be made without charge to the holders of the shares of Non-Economic Common Stock for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance.

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Article VI

Section 6.1      Amendment of Certificate of Incorporation. Subject to Article IV, the Corporation reserves the right to amend, alter, change, repeal or rescind any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, (1) the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter, change, repeal or rescind Article V of this Amended and Restated Certificate of Incorporation, (2) if any BHC Holder holds any Class D Common Stock, the affirmative votes of at least 66 2/3% in voting power of all the then-outstanding shares of Class D Common Stock that are held by the BHC Holders shall be required to amend, alter, change, repeal or rescind Section 5.1(ii)(2) of this Amended and Restated Certificate of Incorporation, and (3) at any time when the Refinitiv Equityholders beneficially own, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI and Section 12.2 of this Amended and Restated Certificate of Incorporation may be amended, altered, change, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class. For the purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 6.2      Amendment of Bylaws. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. Subject to the prior sentence but notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, at any time when the Refinitiv Equityholders beneficially own, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

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Article VII

Section 7.1      Board of Directors.

(i)      Except as otherwise provided in this Amended and Restated Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VII relating to the rights of the holders of any series of Preferred Stock to elect additional directors and subject to the applicable requirements of the Stockholders Agreement, the total number of directors constituting the whole Board shall be determined from time to time exclusively by the Board. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the IPO Date, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. Commencing with the first annual meeting of stockholders following the IPO Date, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. If the total number of such directors is changed, any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. Subject to the applicable requirements of the Stockholders Agreement, the Board is authorized to assign members of the Board already in office to their respective class.

(ii)     Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to the Stockholders Agreement, any newly created directorship on the Board that results from an increase in the total number of directors and any vacancy occurring on the Board (whether by death, resignation, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office (even if less than a quorum), by a sole remaining director or by the stockholders; provided, however, that, subject to the rights granted pursuant to the Stockholders Agreement, at any time when the Refinitiv Equityholders beneficially own, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring on the Board shall be filled only by a majority of the directors then in office (even if less than a quorum), or by a sole remaining director (and not by stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, disqualification or removal.

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(iii)      Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that at any time when the Refinitiv Equityholders beneficially own, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

(iv)     During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (A) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (B) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as so provided by the applicable certificate of designation relating to such series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

(v)      Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Article VIII

Section 8.1       Limitation on Liability of Directors.

(i)       To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

(ii)      Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

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Article IX

Section 9.1       Consent of Stockholders in Lieu of Meeting. At any time when the Refinitiv Equityholders beneficially own, in the aggregate, at least 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Written consents may be signed through the use of facsimile, stamp or any other writing or symbol adopted by a person or entity with a present intention to authenticate a writing, and may be communicated by telegram, cablegram or other electronic transmission. At any time when the Refinitiv Equityholders beneficially own, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 9.2       Special Meetings of the Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board or the Chairman of the Board; provided, however, that at any time when the Refinitiv Equityholders beneficially own, in the aggregate, at least 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be called by or at the direction of the Board or the Chairman of the Board at the request of the Refinitiv Equityholders.

Section 9.3       Annual Meetings of the Stockholders. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by (or in the manner determined by) the Board.

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Article X

Section 10.1     Competition and Corporate Opportunities.

(i)       In recognition and anticipation that (1) certain directors, principals, officers, employees and/or other representatives of Refinitiv Holdings Ltd. (the “Sponsor”) and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (2) the Sponsor and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage or proposes to engage, and (3) members of the Board who are not employees of the Corporation or its subsidiaries (the “Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage or proposes to engage, the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Sponsor, the Non-Employee Directors or their respective Affiliates and Affiliated Entities, as applicable, and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(ii)      None of (1) the Sponsor or any of its Affiliates, or (2) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates or Affiliated Entities (the Persons (as defined below) identified in (1) and (2) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from, directly or indirectly, (A) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (B) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.1(iii) of this Article X. Subject to Section 10.1(iii) of this Article X, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.

(iii)     Notwithstanding anything to the contrary set forth herein, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 10.1(ii) of this Article X shall not apply to any such corporate opportunity.

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(iv)    In addition to and notwithstanding the foregoing provisions of this Article X, to the fullest extent permitted by law, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Corporation if it is a business opportunity that (1) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (2) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, or (3) is one in which the Corporation has no interest or reasonable expectancy.

(v)     For purposes of this Article X,

 (1)       “Affiliate” shall mean (a) in respect of the Sponsor, any Person that, directly or indirectly, is controlled by the Sponsor, controls the Sponsor or is under common control with the Sponsor and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation), and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

 (2)       “Affiliated Entity” shall mean (A) any Person of which a Non-Employee Director serves as an officer, director, employee or other representative (other than the Corporation and any entity that is controlled by the Corporation), (B) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (C) with respect to the foregoing Persons, any other Person that, directly or indirectly, is controlled by any such Person, controls any such Person or is under common control with any such Person (other than the Corporation and any entity that is controlled by the Corporation).

 (3)       “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(vi)     To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

(vii)    The provisions of this Article X shall be subject to the restrictions contained in the Restrictive Covenants Agreement.

Article XI

Section 11.1     DGCL Section 203 and Business Combinations.

(i)       The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(ii)      Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

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(1)       prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2)       upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)       at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder.

(iii)     For purposes of this Article XI, references to:

(1)       “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)       “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)       “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)       any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 11.1(ii) of this Article XI is not applicable to the surviving entity;

(ii)       any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

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(iii)       any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)       any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)       any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4)       “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XI, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

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(5)       “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Refinitiv Equityholder, any Refinitiv Direct Transferee, any Refinitiv Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that in the case of clause (b), such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)       “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)        beneficially owns such stock, directly or indirectly; or

(ii)       has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

(iii)       has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(7)       “person” means any individual, corporation, partnership, unincorporated association or other entity.

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(8)       “Refinitiv Direct Transferee” means any person that acquires (other than in a registered public offering) directly from the Refinitiv Equityholders or any of its affiliates or any of their successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(9)       “Refinitiv Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Refinitiv Direct Transferee or any other Refinitiv Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(10)      “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(11)      “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

Article XII

Section 12.1    Severability. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Section 12.2    Forum.

(i)      Unless the Corporation consents in writing to the selection of an alternative forum, (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim against the Corporation or any director, officer or stockholder of the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; provided, however, that the foregoing exclusive forum provision of this Section 12.2(i) shall not apply to any action brought to enforce any liability or duty created by the Exchange Act, the Securities Act of 1933, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

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(ii)     To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 12.2.

Section 12.3    Definitions. As used in this Amended and Restated Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Amended and Restated Certificate of Incorporation, the term:

(1)       “Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of voting securities, by contract or otherwise, including, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person).

(2)       “Bank Holding Company” means any company that is a bank holding company as defined in the BHC Act and its implementing regulations, and any company that is treated as a bank holding company for purposes of section 8 of the International Banking Act of 1978 (12 U.S.C. § 3106).

(3)        “BHC Act” means the Bank Holding Company Act of 1956, as amended, 12 U.S.C. § 1841 et seq.

(4)       “BHC Holder” means a holder of Common Stock that is a Bank Holding Company or an affiliate of a Bank Holding Company within the meaning of the BHC Act or Regulation Y of the Board of Governors of the Federal Reserve, 12 C.F.R. § 225.2(a).

(5)        “Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by law to close.

(6)       “Class C Paired Interest” means one Common Unit together with one share of Class C Common Stock, subject to adjustment pursuant to Section [11.01(f)] of the LLC Agreement.

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(7)       “Class D Paired Interest” means one Common Unit together with one share of Class D Common Stock, subject to adjustment pursuant to Section [11.01(g)] of the LLC Agreement.

(8)       “Common Unit” means a common interest unit of TWM LLC.

(9)       “Disposition Event” means any merger, consolidation or other business combination of the Corporation, whether effectuated through one transaction or series of related transactions, unless, following such transaction, all or substantially all of the holders of the voting power of all outstanding classes of Common Stock and series of Preferred Stock that are generally entitled to vote in the election of directors prior to such transaction or series of transactions, continue to hold a majority of the voting power of the surviving entity (or its parent) resulting from such transaction or series of transactions in substantially the same proportions relative to the other holders of Common Stock and Preferred Stock as immediately prior to such transaction or series of transactions.

(10)       “Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of clause (a) or (b) of this definition, including any county, municipal or other local subdivision of the foregoing, or (d) any entity exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of clause (a), (b) or (c) of this definition.

(11)       “IPO Date” means the date of the initial closing of the registered initial underwritten public offering of the Class A Common Stock.

(12)       “LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of Tradeweb Markets LLC, by and among TWM LLC, the Corporation and the holders of Common Units and shares of Class C Common Stock and Class D Common Stock, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(13)       “Paired Interest” means one Class C Paired Interest or one Class D Paired Interest.

(14)       “Permitted Transferees” means with respect to any holder of Class B Common Stock or Class D Common Stock, (i) who is an entity, such holder’s Affiliates, members, partners, other equity holders or Affiliated investment fund, vehicle or account of such holder (which may include special purpose investment funds, vehicles or accounts controlled by one or more Affiliated investment funds, vehicles or accounts but shall not include portfolio companies other than the Refinitiv Equityholder or its subsidiaries), or (ii) who is an individual, (1) such holder’s spouse, any lineal ascendants or descendants or trusts or other entities in which such holder or holder’s spouse, lineal ascendants or descendants hold (and continue to hold while such trusts or other entities hold Common Units) 50% or more of such entity’s beneficial interests, or (2) by way of bequest or inheritance upon death.

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(15)       “Person” means an individual, corporation, partnership, firm, limited liability company, trust, unincorporated organization, association, joint-stock company, joint venture or any Governmental Entity or other entity.

(16)       “Recalculation Event” means the following events or actions (i) the voluntary exchange of any shares of Class B Common Stock for, or automatic conversion of any shares of Class B Common Stock to, shares of Class A Common Stock, (ii) the voluntary exchange of any Class D Common Stock for, or automatic conversion of any shares of Class D Common Stock to, shares of Class C Common Stock, (iii) the redemption (or alternatively, exchange), pursuant to Article XI of the LLC Agreement, of Common Units included in Class D Paired Interests for shares of Class A Common Stock, or (iv) any other event that would cause the Voting Securities held by BHC Holder to exceed the Voting Limit.

(17)       “Refinitiv Equityholder” means Refinitiv Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and certain of its direct or indirect subsidiaries (but excluding the Corporation and its subsidiaries) that beneficially own Class B Common Stock and Class D Common Stock as of the date hereof, and any Permitted Transferee of a Refinitiv Equityholder that beneficially owns shares of Common Stock.

(18)       “Restrictive Covenant Agreement” means that certain Restrictive Covenant Agreement, dated as of the IPO Date, by and among the Corporation, the Company and the other parties named therein, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(19)       “Required Amount” means the minimum amount of outstanding shares of Class D Common Stock of a BHC Holder that would need to convert into shares of Class C Common Stock such that the Voting Securities held by the BHC Holder as on the date of such determination after giving effect to the Recalculation Event do not exceed the Voting Limit.

(20)       “SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

(21)       “Stockholders Agreement” means that certain Stockholders Agreement, dated as of the IPO Date, by and among the Corporation and the other parties named therein (together with any joinder thereto from time to time by any successor or assign to any party to such agreement), as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

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(22)       “Transfer” of a share of Class B Common Stock or Class D Common Stock means, directly or indirectly, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of such share or any legal or beneficial interest in such share, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of law; provided, however, that the following shall not be considered a “Transfer”: (i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at annual or special meetings of stockholders or in connection with any action by written consent of the stockholders solicited by the Board (at such times as action by written consent of stockholders is permitted under this Amended and Restated Certificate of Incorporation); (ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with the Corporation and/or its stockholders that (x) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (y) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (z) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; (iii) entering into a customary voting or support agreement (with or without granting a proxy) in connection with any merger, consolidation or other business combination of the Corporation that is approved by the Board, whether effectuated through one transaction or series of related transactions; (iv) the pledge of shares of capital stock of the Corporation by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such stockholder continues to exercise sole voting control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” or (v) the fact that the spouse of any holder of Class B Common Stock or Class D Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock or Class D Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock or Class D Common Stock.

(23)       “Triggering Event” means the first date on which the Refinitiv Equityholders cease collectively to beneficially own (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) (i) Common Units (other than Common Units held by the Corporation or its controlled affiliates), and (ii) Common Units corresponding to the shares of Economic Common Stock held in the Corporation, in the case of clauses (i) and (ii) that, in the aggregate, represent at least ten percent (10%) of the total issued and outstanding Common Units.

(24)       “TWM LLC” means Tradeweb Markets LLC, a Delaware limited liability company, or any successor thereto.

(25)       “Voting Limit” means 4.9% of the combined voting power of the outstanding shares of Voting Securities issued by the Corporation that vote together as a single class on all matters for which the shares have voting rights other than matters that affect solely the rights or preferences of the shares, as calculated under the BHC Act and the Federal Reserve Board’s Regulation Y and including shares held by any affiliates as defined in the BHC Act.

(26)       “Voting Securities” means, at any time, the outstanding shares of any class of shares of Common Stock of the Corporation and any and all other equity securities of the Corporation that may be issued from time to time, which are then entitled to vote in the election of directors.

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Section 12.4.   General. When the terms of this Amended and Restated Certificate of Incorporation refer to a specific agreement or other document or a decision by any Person that determines the meaning or operation of a provision hereof, the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof will be provided free of charge to any stockholder who makes a request therefor. Unless expressly provided herein or the context otherwise requires, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein).

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by [___], its [__], this [            ] day of [            ], 2019.

TRADEWEB MARKETS INC.

By:
Name:
Title:

[Tradeweb Markets Inc.– Signature Page to Amended and Restated Certificate of Incorporation]